PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888 Dated August 27, 2013
Royal Bank of Canada Trigger Return Optimization Securities $3,943,570 Securities Linked to the Financial Select Sector SPDR® Fund due on August 31, 2016
Investment Description
Trigger Return Optimization Securities are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to the performance of the Financial Select Sector SPDR® Fund (the “Underlying Equity”) (each, a “Security” and collectively, the “Securities”). If the Underlying Return is positive, Royal Bank of Canada will repay the principal amount at maturity plus pay a return equal to two times the Underlying Return, up to the Maximum Gain of 30.00%. If the Underlying Return is zero or negative, and the Final Price is greater than or equal to the Trigger Price, Royal Bank of Canada will repay the full principal amount at maturity. If the Final Price is less than the Trigger Price, Royal Bank of Canada will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Underlying Equity over the term of the Securities, and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose some or all of your principal amount. The Securities will not be listed on any exchange. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑    Enhanced Growth Potential— At maturity, the Securities enhance any positive Underlying Return up to the Maximum Gain of 30.00%. If the Underlying Return is negative, investors may be exposed to the negative Underlying Return at maturity.

❑    Contingent Repayment of Principal at Maturity— If the Underlying Return is zero or negative, and the Final Price is not below the Trigger Price, Royal Bank of Canada will repay the principal amount at maturity.  However, if the Underlying Return is less than the Trigger Price, investors will be exposed to the full downside performance of the Underlying Equity and Royal Bank of Canada will pay less than the full principal amount at maturity, resulting in a loss of the principal amount that is proportionate to the percentage decline in the Underlying Equity.  Accordingly, you may lose some or all of the principal amount of the Securities. The contingent repayment of principal applies only if you hold the Securities to maturity.  Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date                                                August 27, 2013
Settlement Date                                      August 30, 2013
Final Valuation Date1                          August 25, 2016
Maturity Date1                                          August 31, 2016
1    Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. EQUITY-ROS-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT NO. EQUITY-ROS-1 BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering
We are offering Trigger Return Optimization Securities Linked to the Financial Select Sector SPDR® Fund (“XLF”).  The return on the principal amount is subject to, and will not exceed, the predetermined Maximum Gain.  The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Underlying Equit	Multiplier	Maximum Gain	Initial Price	Trigger Price	CUSIP	ISIN
Financial Select Sector SPDR® Fund (XLF)	2	30.00%	$19.41	$14.56, which is 75% of the Initial Price	78009Q174	US78009Q1748
See “Additional Information about Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated July 23, 2013, the prospectus supplement dated July 23, 2013, product prospectus supplement no. EQUITY-ROS-1 dated July 26, 2013 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. EQUITY-ROS-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities to Brokerage Accounts	Total	Per Security	Total	Per Security	Total	Per Security
Financial Select Sector SPDR® Fund	$3,612,340	$10.00	$90.308.50	$0.25	$3,522,031.50	$9.75
	Price to Public(1)(3)		Fees and Commissions(3)		Proceeds to Us
Offering of Securities to Fee-Based Advisory Accounts	Total	Per Security	Total	Per Security	Total	Per Security
Financial Select Sector SPDR® Fund	$322,949.25	$9.75	$0.00	$0.00	$322,949.25	$9.75
(1) The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-16 of the accompanying product prospectus supplement no. EQUITY-ROS-1.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.25 per $10 principal amount of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 of this pricing supplement.

(3)  With respect to $331,230 in principal amount of the Securities sold to certain fee-based advisory accounts for which UBS is an investment adviser, UBS will act as placement agent at a purchase price of $9.75 per Security and will not receive a sales commission with respect to such sales. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 of this pricing supplement.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013, relating to our senior global medium-term notes, Series F, of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. EQUITY-ROS-1 dated July 26, 2013.  This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. EQUITY-ROS-1, as the Securities involve risks not associated with conventional debt securities.

If the terms of the prospectus, prospectus supplement and product prospectus supplement no EQUITY-ROS-1 are inconsistent with the terms discussed herein, the terms discussed in this pricing supplement will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. EQUITY-ROS-1 dated July 26, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004105/f725132424b5.htm

♦	Prospectus supplement dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

♦	Prospectus dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate the loss of all or a substantial portion of the principal amount of the Securities and are willing to make an investment that may have similar downside market risk as a hypothetical investment in the Underlying Equity.

♦    You believe the price of the Underlying Equity will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain of 30.00%.

♦    You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain of 30.00%.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Equity.

♦    You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying Equity.

♦    You are willing to hold the Securities to maturity, a term of approximately 36 months, and accept that there may be little or no secondary market for the Securities.

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You require an investment designed to provide a full return of principal at maturity.

♦    You cannot tolerate the loss of all or a substantial portion of the principal amount of the Securities, and you are not willing to make an investment that may have similar downside market risk as a hypothetical investment in the Underlying Equity.

♦    You believe that the price of the Underlying Equity will decline over the term of the Securities, or you believe the Underlying Equity will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain of 30.00%.

♦    You seek an investment that has unlimited return potential without a cap on appreciation.

♦    You are unwilling to invest in the Securities based on the Maximum Gain of 30.00%.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Equity.

♦    You seek current income from this investment or prefer to receive the dividends paid on the Underlying Equity.

♦    You are unable or unwilling to hold the Securities to maturity, a term of approximately 36 months, or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. EQUITY-ROS-1 for risks related to an investment in the Securities.

Final Terms of the Securities1
Issuer:	Royal Bank of Canada
Issue Price:	$10 per Security for brokerage account holders; $9.75 per Security for advisory account holders (both subject to a minimum purchase of 100 Securities).
Principal Amount:	$10 per Security. The payment at maturity will be based on the principal amount.
Term:	Approximately 36 months
Underlying Equity:	Financial Select Sector SPDR® Fund
Multiplier:	2
Maximum Gain:	30.00%
Payment at Maturity (per $10 Security):
If the Underlying Return is positive, Royal Bank of Canada will pay you:

$10 + ($10 x the lesser of (i) 2 x Underlying Return and (ii) Maximum Gain)

If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Trigger Price, Royal Bank of Canada will pay you:

$10

If the Final Price is less than the Trigger Price,  Royal Bank of Canada will pay you:

$10 + ($10 x Underlying Return)

In this scenario, you will lose some or all of the principal amount of the Securities in an amount proportionate to the negative Underlying Return.

Underlying Return:	Final Price – Initial Price Initial Price
Initial Price:	$19.41, which was the Closing Price of the Underlying Equity on the Trade Date.
Final Price:	The Closing Price of the Underlying Equity on the Final Valuation Date.
Trigger Price:	$14.56, which is 75% of the Initial Price.

Investment Timeline
Trade Date:	The Maximum Gain was set. The Initial Price and Trigger Price were determined.

Maturity Date:
The Final Price and Underlying Return are determined.

If the Underlying Return is positive, Royal Bank of Canada will pay you a cash payment per $10.00 Security that provides you with your principal amount plus a return equal to the Underlying Return multiplied by 2, subject to the Maximum Gain. Your payment at maturity per $10.00 Security will be equal to:

$10 + ($10 x the lesser of (i) 2 x Underlying Return and (ii) Maximum Gain)

If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Trigger Price, Royal Bank of Canada will pay you a cash payment of $10.00 per $10.00 Security.

If the Final Price is less than the Trigger Price Royal Bank of Canada will pay you a cash payment that is less than the principal amount of $10.00 per Security, resulting in a loss of principal that is proportionate to the percentage decline in the Underlying Equity, and equal to:

$10.00 + ($10.00 x Underlying Return)

In this scenario, you will lose some or all of the principal amount of the Securities, in an amount proportionate to the negative Underlying Return.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. EQUITY-ROS-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Your Investment in the Securities May Result in a Loss of Principal:  The Securities differ from ordinary debt securities in that Royal Bank of Canada is not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying Equity and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Final Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Return and Royal Bank of Canada will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the Underlying Equity.  Accordingly, you could lose the entire principal amount of the Securities.

♦
The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity: You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the price of the Underlying Equity is above the Trigger Price.

♦
The Multiplier Applies Only at Maturity:  You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Multiplier and the return you realize may be less than two times the return of the Underlying Equity, even if the Underlying Return is positive and does not exceed the Maximum Gain.

♦
The Appreciation Potential of the Securities Is Limited by the Maximum Gain:  If the Underlying Return is positive, Royal Bank of Canada will pay you $10 per Security at maturity plus an additional return that will not exceed the Maximum Gain of 30.00%, regardless of the appreciation in the Underlying Equity, which may be significant.  Therefore, your return on the Securities may be less than your return would be on a hypothetical direct investment in the Underlying Equity.

♦	No Interest Payments: Royal Bank of Canada will not pay any interest with respect to the Securities.

♦
Credit Risk of Royal Bank of Canada:  The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity: The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you invested directly in the Underlying Equity.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity:  While the payment at maturity for the Securities is based on the full principal amount of the Securities, the original issue price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates and, for brokerage account holders, the issue price also includes the agents’ commission. As a result, the price, if any, at which Royal Bank of Canada or our affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦
No Dividend Payments or Voting Rights:  Investing in the Securities is not equivalent to investing directly in the Underlying Equity. As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying Equity would have.

♦
Owning the Securities Is Not the Same as Owning the Underlying Equity or the Stocks Comprising the Underlying Equity’s Underlying Index: The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Equity or stocks included in the Underlying Equity’s underlying index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying Equity or these stocks would have.

♦
The Policies of the Underlying Equity’s Investment Adviser Could Affect the Amount Payable on the Securities and Their Market Value: The policies of the Underlying Equity’s investment adviser concerning the management of the Underlying Equity, additions, deletions or substitutions of the securities held by the Underlying Equity could affect the market price of shares of the Underlying Equity and, therefore, the amount payable on the Securities on the maturity date and the market value of the Securities before that date.  The amount payable on the Securities and their market value could also be affected if the Underlying Equity investment adviser changes these policies, for example, by changing the manner in which it manages the Underlying Equity, or if the Underlying Equity investment adviser discontinues or suspends maintenance of the Underlying Equity, in which case it may become difficult to determine the market value of the Securities.  The Underlying Equity's investment adviser has no connection to the offering of the Securities and has no obligations to you as an investor in the Securities in making its decisions regarding the Underlying Equity.

♦
We Have No Affiliation with S&P Dow Jones Indices LLC (the “Index Sponsor”) and Will Not be Responsible for Any Actions Taken by the Index Sponsor: S&P Dow Jones Indices LLC is the Index Sponsor of the S&P Financial Select Sector Index (the “Underlying Index”), the performance of which is intended to be tracked by the Underlying Equity.  We have no affiliation with the Index Sponsor, and the Index Sponsor will not be involved in the offering of the Securities.  Consequently, we have no control of the actions of the Index Sponsor, including any actions of the type that would affect the composition of the Underlying Equity’s underlying index, and therefore, the price of the Underlying Equity.  The Index Sponsor has no obligation of any sort with respect to the Securities.  Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities.

♦
Historical Prices of the Underlying Equity Should Not Be Taken as an Indication of the Future Prices of the Underlying Equity During the Term of the Securities: The trading prices of the Underlying Equity will determine the value of the Securities at any given time. As it is impossible to predict whether the price of the Underlying Equity will rise or fall, trading prices of the common stocks held by the Underlying Equity will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks, and therefore, the value of the Underlying Equity.

♦
The Underlying Equity and its Underlying Index are Different: The performance of the Underlying Equity may not exactly replicate the performance of the Underlying Index, because the Underlying Equity will reflect transaction costs and fees that are not included in the calculation of the Underlying Index. It is also possible that the performance of the Underlying Equity may not fully replicate or may in certain circumstances diverge significantly from the performance of the Underlying Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying Equity or due to other circumstances. The Underlying Equity may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the Underlying Index and in managing cash flows.

♦
Management Risk: The Underlying Equity is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying Equity, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the Underlying Equity generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlying Equity is subject to the risk that the investment strategy of the Underlying Equity’s investment advisor may not produce the intended results.

♦
Concentration of Investment in Financial Sector – The equity securities held by the Underlying Equity are issued by companies that are in the following industries: diversified financial services; insurance; commercial banks; capital markets; REITs; consumer finance; thrifts and mortgage finance and real estate management and development. Consequently, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting these industries than an investment linked to a more broadly diversified group of issuers. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for financial products and services in general.

♦
Risks Associated with the Financial Sector – The Underlying Equity invests in financial services companies, which are subject to extensive governmental regulation that may limit both the amounts and types of loans and other financial commitments they can make and the interest rates and fees they can charge. Market or economic factors impacting financial services companies and companies that rely heavily on the financial services industry could have a major effect on the value of the Underlying Equity’s investments. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change or due to increased competition. In addition, adverse conditions in the financial industry during the past several years generally has caused an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Events during the past several years in the financial sector have resulted, and may continue to result, in an unusually high degree of volatility in the financial markets, both domestic and foreign, and caused certain financial services companies to incur large losses. Numerous financial services companies have experienced substantial declines in the valuations of their assets, taken action to raise capital (such as the issuance of debt or equity securities), or even ceased operations. These actions have caused the securities of many financial services companies to experience a dramatic decline in value, as compared to their value prior to 2008. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include REITs). As a result, the Underlying Equity will be more volatile than an exchange-traded fund whose sector(s) is more diversified.

♦
Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBC Capital Markets, LLC (“RBCCM”) intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying Equity, and therefore, the market value of the Securities.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price:  Trading or transactions by Royal Bank of Canada or its affiliates in the Underlying Equity, its underlying index, futures, options, exchange-traded funds or other derivative products on the Underlying Equity or the securities included in the Underlying Equity’s underlying index, may adversely affect the market value of the Underlying Equity and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities:  In addition to Closing Price of the Underlying Equity on the Final Valuation Date, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual or expected volatility of the price of the Underlying Equity;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the securities held by the Underlying Equity;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events with respect to the Underlying Equity that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Underlying Equity Is Limited: The calculation agent will make adjustments to the Initial Price and the Final Price for certain events affecting the shares of the Underlying Equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying Equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities and the Payment at Maturity may be materially and adversely affected.

Hypothetical Examples and Return Table at Maturity
The following table and hypothetical examples below illustrate the payment at  maturity per $10.00 Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% and reflect the Initial Price of $19.41, the Trigger Price of $14.56 (75% of the Initial Price) the Maximum Gain of 30.00%, and the Multiplier of 2. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Example 1 – On the Final Valuation Date, the Underlying Equity closes 2% above the Initial Price. Because the Underlying Return is 2%, Royal Bank of Canada will pay you two times the Underlying Return, or 4%, and the payment at maturity per $10 principal amount Security will be calculated as follows:

$10 + ($10 x 2% x 2) = $10 + $0.40 = $10.40

Example 2 – On the Final Valuation Date, the Underlying Equity closes 25% above the Initial Price. Because two times the Underlying Return of 25% is more than the Maximum Gain of 30.00%, Royal Bank of Canada will pay you at maturity the principal amount plus a return equal to the Maximum Gain, or $13.00 per $10 principal amount Security.

Example 3 – On the Final Valuation Date, the Underlying Equity closes 20% below the Initial Price.  Because the Underlying Return is negative, but the Final Price is greater than the Trigger Price, Royal Bank of Canada will pay you at maturity the principal amount of $10 principal amount Security.

Example 4 – On the Final Valuation Date, the Underlying Equity closes 40% below the Initial Price. Because the Underlying Return is negative and  the Final Price is less than the Trigger Price, Royal Bank of Canada will pay you at maturity a cash payment of $6 per $10 principal amount Security (a 40% loss on the principal amount), calculated as follows:

$10 + ($10 x -40%) = $10 - $4 = $6

Hypothetical Final Price ($)	Hypothetical Underlying Return1	Hypothetical Payment at Maturity ($)	Return on Securities per $10.00 Issue Price (%)2	Return on Securities per $9.75 Issue Price (%)3
38.82	100.00%	$13.00	30.000%	33.33%
33.97	75.00%	$13.00	30.000%	33.33%
29.12	50.00%	$13.00	30.000%	33.33%
27.17	40.00%	$13.00	30.000%	33.33%
25.23	30.00%	$13.00	30.000%	33.33%
23.29	20.00%	$13.00	30.000%	33.33%
22.32	15.00%	$13.00	30.000%	33.33%
21.35	10.00%	$12.00	20.00%	23.08%
20.38	5.00%	$11.00	10.00%	12.82%
19.80	2.00%	$10.40	4.00%	6.67%
19.41	0.00%	$10.00	0.00%	2.56%
18.44	-5.00%	$10.00	0.00%	2.56%
17.47	-10.00%	$10.00	0.00%	2.56%
15.53	-20.00%	$10.00	0.00%	2.56%
14.56	-25.00%	$10.00	0.00%	2.56%
14.54	-25.01%	$7.49	-25.01%	23.17%
13.59	-30.00%	$7.00	-30.00%	-28.21%
11.65	-40.00%	$6.00	-40.00%	-38.46%
9.71	-50.00%	$5.00	-50.00%	-48.72%
4.85	-75.00%	$2.50	-75.00%	-74.36%
0.00	-100.00%	$0.00	-100.00%	-100.00%

(1) The Underlying Return excludes any cash dividend payments.
(2) This is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security for all brokerage account holders.
(3) This is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $9.75 per Security, which is the purchase price for investors in advisory accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 of this pricing supplement.

What Are the Tax Consequences of the Securities?
Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as pre-paid cash-settled derivative contracts in respect of the Underlying Equity for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities. While the matter is not entirely clear, there exists a substantial risk that an investment in the Securities is a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies. If Section 1260 of the Internal Revenue Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the Securities will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale or maturity). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Internal Revenue Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Internal Revenue Code to an investment in the Securities.

Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-32 in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Securities.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Financial Select Sector SPDR® Fund
Information provided to or filed with the SEC by the Underlying Equity under the Securities Act of 1933 and the Investment Company Act can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. Additional information about the Underlying Equity’s Investment adviser, SSgA Funds Management, Inc. (“SSFM”) and the Underlying Equity may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector SPDR website at http://www.sectorspdr.com. We have not independently verified the accuracy or completeness of such information. Information contained in the Select Sector SPDR’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Underlying Equity is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of ten separate investment portfolios, including the Underlying Equity, all of which are offered by the Select Sector SPDR Trust, a registered investment company. The Underlying Equity trades on the NYSE Arca under the ticker symbol “XLF.”

The Underlying Equity seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index measures the performance of the financial sector of the U.S. equity market. The Underlying Equity is composed of companies whose primary line of business is directly associated with the financial sector. As of July 30, 2013, there were 82 financial services companies included in the Underlying Equity.

The Underlying Equity utilizes a “replication” investment approach in attempting to track the performance of the Underlying Index. The Underlying Equity typically invests in substantially all of the securities which comprise the Underlying Index in approximately the same proportions as the Underlying Index. The Underlying Equity will normally invest at least 95% of its total assets in the common stocks that comprise the Underlying Index.

Holdings Information

The following table summarizes the Underlying Equity’s top holdings in individual companies as of August 26, 2013:

Company	Percentage of Total Holdings
Wells Fargo & Co.	8.54%
Berkshire Hathaway Inc.	8.50%
JPMorgan Chase & Co.	8.01%
Bank of America Corp.	6.39%
Citigroup Inc.	6.18%
American Express Co.	2.88%
American International Group Inc.	2.86%
U.S. Bancorp	2.79%
Goldman Sachs Group Inc.	2.78%
MetLife Inc.	2.15%

The information above about the Underlying Equity was compiled from the Select Sector SPDR website.  We have not independently verified the accuracy of the information above. Information contained in the Select Sector SPDR website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Disclaimer
The Securities are not sponsored, endorsed, sold or promoted by SSFM. SSFM makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. SSFM has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The Underlying Index
We have derived all information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) or Standard and Poor’s Financial Services, LLC (“S&P”).

The Underlying Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index and are involved in the following industries: diversified financial services; insurance; commercial banks; capital markets; REITs; consumer finance; thrifts and mortgage finance and real estate management and development.

The Underlying Index is one of the Select Sector Indices. The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index.

Eligibility Criteria for Index Components
The stocks included in each Select Sector Index are selected by Merrill Lynch acting as Index Compilation Agent, in consultation with S&P, from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.

Index Maintenance

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “SPDR Component Stocks”) is a constituent company of the S&P 500® Index.

•
The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•
Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. Merrill Lynch, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

•
S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.

•
Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements

Calculation of the Underlying Index

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

Merrill Lynch may at any time determine that a SPDR® Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Merrill Lynch notifies S&P that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.

SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for the Underlying Equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg.  The closing price of the Underlying Equity on August 27, 2013 was $19.41.  The historical performance of the Underlying Equity should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra- Day Low	Quarterly Period-End Close
1/1/2009	3/31/2009	$12.82	$5.88	$8.81
4/1/2009	6/30/2009	$13.08	$8.54	$11.97
7/1/2009	9/30/2009	$15.43	$10.83	$14.94
10/1/2009	12/31/2009	$15.76	$13.79	$14.39
1/1/2010	3/31/2010	$16.32	$13.51	$15.97
4/1/2010	6/30/2010	$17.12	$13.70	$13.81
7/1/2010	9/30/2010	$15.09	$13.30	$14.35
10/1/2010	12/31/2010	$16.06	$14.25	$15.95
1/1/2011	3/31/2011	$17.20	$15.80	$16.41
4/1/2011	6/30/2011	$16.75	$14.62	$15.33
7/1/2011	9/30/2011	$15.79	$11.35	$11.83
10/1/2011	12/31/2011	$14.17	$10.96	$13.00
1/1/2012	3/31/2012	$16.01	$13.12	$15.78
4/1/2012	6/30/2012	$15.98	$13.30	$14.62
7/1/2012	9/30/2012	$16.44	$14.09	$15.60
10/1/2012	12/31/2012	$16.70	$15.07	$16.40
1/1/2013	3/31/2013	$18.47	$16.75	$18.19
4/1/2013	6/30/2013	$20.34	$17.76	$19.49
7/1/2013	8/27/2013*	$20.93	$19.34	$19.41

*As of the date of this pricing supplement, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through August 27, 2013.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of the Underlying Equity from August 27, 2008 to August 27, 2013, based on the Initial Price of $19.41, which was the closing price of the Underlying Equity on August 27, 2013, and the Trigger Price of $14.56, which is equal to 75% of the Initial Price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of information obtained from Bloomberg Financial Markets.
Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it will purchase from us to investors or to its affiliates at the price indicated on the cover of this pricing supplement.

The price to the public for all purchases of Securities in brokerage accounts is $10.00 per Security. UBS may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates for distribution of the Securities to such brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS is an investment adviser, UBS will act as placement agent at a purchase price of $9.75 per Security and will not receive a sales commission with respect to such sales.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-16 of the accompanying product prospectus supplement no. EQUITY-ROS-1.

Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. EQUITY-ROS-1 dated July 26, 2013 under the caption “General Terms of the Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.

Validity of the Securities
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.